EXHIBIT 99.1

Hutchinson Technology Announces Cost Reductions

HUTCHINSON, Minn., May 20, 2014 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) announced today that it is taking actions to further reduce costs and preserve cash. The company expects to reduce its U.S. workforce by approximately 100 positions by the end of July and estimates that its fiscal 2014 third quarter financial results will include approximately $1.3 million of severance charges related to this action.  "As we've progressed through our consolidation effort, additional opportunities to improve our efficiencies and reduce our costs have been identified," said Rick Penn, Hutchinson Technology's president and chief executive officer.

As previously announced, the company expects cost savings of $2.5 million per quarter through consolidation of its operations and the shift of more assembly production to its Thailand plant.  Combining those savings with the actions announced today, the company now estimates that cost reductions of approximately $4.0 million per quarter can be achieved by the end of fiscal 2014.  "We expect our participation on customers' new disk drive programs to position us for demand growth in the second half of the calendar year," said Penn.  "Our financial performance will improve as demand increases and we realize the benefits of our lower cost structure."

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. As a key worldwide supplier of suspension assemblies for disk drives, the company's products help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for the company's products, cost reductions and financial results. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company's ability to operate its assembly operation in Thailand, changes in the company's ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

CONTACT: INVESTOR CONTACT:
         Chuck Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823